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                                                                    EXHIBIT 10.7
                      [Letterhead of ShowCase Corporation]

August 23, 1996



Mr. Kevin R. Potrzeba
25933 North Arrowhead Drive
Mundelein, IL 60060

Dear Kevin,

On behalf of the ShowCase Corporation Management Team, it is with great pleasure that I extend to you the following Offer of Employment with ShowCase Corporation (ShowCase).

I would like to offer you the position of Vice President of Sales, reporting to Ken Holec, President and CEO of ShowCase Corporation, in our Chicago office. This position shall begin on September 3, 1996. Your starting base salary shall be $5,416.66 per pay period. As the Vice President of Sales for ShowCase Corporation, you will also be entitled to participate in ShowCase's Vice President of Sales Compensation Plan for FY97 as outlined in the attached document. ShowCase employees are paid semi-monthly on the 15th and last day of each month, twenty-four (24) times per year. You will receive your first paycheck on September 15, 1996.

For the first ninety (90) days of employment with ShowCase Corporation, all new employees work under a probationary status. At the conclusion of this probationary period, your performance shall be reviewed. Your next performance review shall take place following nine (9) months of completed service with ShowCase and each year on that date thereafter.

As a full-time ShowCase employee, you will be entitled to participate in ShowCase's cafeteria style benefits program. You will be eligible for life (required) and, if elected, dental, disability, voluntary term life and health coverage (optional). If selected, your benefits coverage shall begin on October 1, 1996. Currently ShowCase contributes $335 per month towards your selection of health, dental, life and disability insurance coverage(s). Should any sum remain of this contribution after your benefits payment, this may be contributed to ShowCase's 401(k) program.

Beginning October 1, 1996, you shall be eligible to participate in ShowCase's 401(k) program. All insurance elections and 401(k) contributions are handled on a full or partial pre-tax basis. In addition, you may elect to have certain other medical, dental, or child care expenses run through the plan on a pre-tax basis. The pre-tax handling of these expenses can result in meaningful tax savings and an increase in take-home pay.
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August 23, 1996
Kevin R. Potrzeba
Page 2


In the event that ShowCase terminates your employment for any reason other than for cause, as defined by ShowCase policy, you will be entitled to receive salary continuance, equal to your base salary, for a period of six (6) months following your date of termination or until you have secured permanent employment elsewhere, which ever occurs first. If, at the conclusion of this six (6) month period, you have been unable to secure employment elsewhere and it is ShowCase's opinion that you have made a good faith effort to do so, ShowCase will continue to provide you with salary continuance for an additional six (6) month period or until you have secured full-time employment elsewhere. You shall not be entitled to salary continuance should you voluntarily terminate your employment with ShowCase Corporation for any reason other than following a "change of control" of ShowCase. "Change of Control" is defined as the acquisition by a person, not currently a shareholder of the Company, of shares of ShowCase stock representing more than 50% of the voting power of the outstanding shares and which results in a substantial change in the scope of your employment responsibilities or job location.

Should you accept employment with ShowCase Corporation, Federal law requires you to produce documents establishing your identity and right to work authorization. Our company cannot legally hire you if you do not produce such verification within three (3) days of your start date. Such documentation could include a drivers license plus either an original social security card, a birth certificate, or a passport.

Enclosed with this Offer of Employment, you shall find ShowCase Corporations Policy Handbook detailing ShowCase Corporations major policies and standards of employment. Please read this handbook carefully. By signing the enclosed Letter of Acceptance, you are acknowledging your understanding of these policies and standards and agreeing to abide by them. In addition, you will also find enclosed the ShowCase Confidentiality, Inventions and Restrictive Covenant Agreement. Please sign and return these documents with your signed Letter of Acceptance.

Should you have any questions regarding ShowCase Corporation or this Offer of Employment, please do not hesitate to contact me. Should you choose to do so, please sign and return the enclosed Letter of Acceptance by August 28, 1996.

Sincerely,

/s/ Eric Schultz

Eric Schultz
Director of Human Resources
ShowCase Corporation